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             PEGASUS COMMUNICATIONS RECEIVES NASDAQ DELISTING NOTICE

Bala Cynwyd, PA, May 19, 2005 - Pegasus Communications Corporation (Nasdaq:
PGTVE) announced today that it received notice from Nasdaq that Pegasus' Class A common stock will be delisted effective with the open of business on Friday, May 20, 2005. Based on the delisting notice received from Nasdaq, the Company believes that the findings of fact reported to the Nasdaq Listing Qualifications Panel are incorrect. The Company intends to file a request for reconsideration by the Nasdaq Listing Qualifications Panel. Pursuant to Nasdaq's rules, the Company is required to file its request for reconsideration within seven calendar days of receiving the delisting notice and the Nasdaq Listing Qualifications Panel has until 15 calendar days after the delisting notice to respond to the request for reconsideration. Separately, the Company filed an appeal today with the Nasdaq Listing and Hearing Review Council seeking a review of the Nasdaq Listing Qualifications Panel's decision to delist. Neither this appeal nor the Company's intended request for reconsideration will stay the delisting unless and until the Listing Qualifications Panel or the Review Council decide otherwise. The Company anticipates that its Class A common stock will trade on the Pink Sheets during the period that it is not listed on Nasdaq.

The notice of delisting follows (i) an April 5, 2005 Nasdaq staff determination that the Company had failed to comply with the Nasdaq filing requirement, as set forth in Marketplace Rule 4310(c)(14), due to the fact that it had not filed its Annual Report on Form 10-K for the year ended December 31, 2004 with the SEC by March 31, 2005, (ii) a May 5, 2005 hearing before a Nasdaq Listing Qualifications Panel and (iii) the May 18, 2005 filing of the Company's Form 10-K and the Company's request, submitted after the filing of the Form 10-K but before the notice of delisting, that the Nasdaq Listing Qualifications Panel grant Pegasus' request for an exception to allow Pegasus until June 15, 2005 to file its Form 10-Q for the quarter ended March 31, 2005. The Company is working diligently to file its first quarter Form 10-Q and anticipates filing the Form 10-Q on or before June 15, 2005. After the first quarter Form 10-Q is filed, the Company believes that it will be able to timely file its future reports since the circumstances that led to the late filings are nonrecurring and other than the untimely filing of its first quarter Form 10-Q the Company is otherwise in compliance with Nasdaq's requirements.

ABOUT PEGASUS COMMUNICATIONS

Pegasus Communications Corporation (NASDAQ: PGTVE) provides wireless Internet access to residential and enterprise customers and is a licensee of 700 MHz spectrum covering in excess of 180 million people that will in future enable the delivery of broadband communications to fixed and mobile users in major markets such as New York, Boston, Philadelphia, Pittsburgh, Cleveland, Detroit, Chicago, Miami, Tampa, Phoenix, San Francisco, Sacramento, Portland and Seattle.

Contact Information:

Andrew Smith
Pegasus Communications Corporation
(610) 934-7083
andrew.smith@pgtv.com